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                                                                 August   , 1998

Revere Federal Savings and Loan Association
310 Broadway
Revere, MA 02151


Ladies and Gentlemen :


Dear Sirs:

     You have requested our opinion regarding certain federal income tax consequences of the proposed transactions (collectively, the "Reorganization"), more fully described below, pursuant to which (i) Revere Federal Savings and Loan Association (the "Bank") will convert from a federally chartered mutual savings bank ("Mutual Bank") into a federally chartered stock savings bank ("Stock Bank") and become the wholly-owned subsidiary of RFS Bancorp, Inc., a newly formed federal stock holding company ("Stock Company") and (ii) Stock Company will become a majority-owned subsidiary of Revere MHC, a newly formed federal mutual holding company ("Mutual Company"). These transactions and the related sale of Common Stock, also discussed below, will be effected pursuant to the Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance Plan adopted by the Board of Directors of Stock Bank on January 21, 1998 (the "Plan"). The Reorganization and its component and related transactions are described in the Plan and in the Prospectus filed with the Office of Thrift Supervision in connection with the Reorganization and proposed sale of common stock (the "Prospectus")]. We are rendering this opinion pursuant to Section 6 of the Plan. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan or Prospectus.



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     August   , 1998                                                     Page 2.


     The Reorganization will be effected, pursuant to the Plan, as follows:

     1. Mutual Bank will organize Mutual Company, which will initially be organized in stock form and initially exist as Mutual Bank's wholly-owned subsidiary.

     2. Mutual Company will organize two wholly-owned subsidiaries, one of which will be Stock Company, and the other of which will be an interim stock savings bank ("Interim").

     3. The following events will occur simultaneously pursuant to the Plan: (i) Mutual Bank will exchange its charter for a federal stock savings bank charter and thereby become Stock Bank (the "Conversion"); (ii) Interim will merge with and into Stock Bank with Stock Bank surviving; (iii) Mutual Company will cancel its stock and exchange its charter for a federal mutual holding company charter and thereby become a mutual holding company the members of which (the "Mutual Company Members") will be the former depositors in and borrowers of Mutual Bank immediately prior to these transactions ("Mutual Bank Members"). As a mutual entity, Mutual Company will not have any authorized capital stock. As a result of the merger and charter exchanges, Stock Bank will become a wholly-owned subsidiary of Mutual Company, and the Mutual Company Members will hold interests in Mutual Company comparable to the interests they previously held in Mutual Bank.

     4. Mutual Company will then contribute all of the stock of Stock Bank to Stock Company.

     As a result of these transactions, Stock Bank will be a wholly-owned subsidiary of Stock Company and Stock Company will be a wholly-owned subsidiary of Mutual Company. In substance, upon the Conversion and pursuant to the other transactions described above, the Mutual Bank Members will constructively receive the stock of Stock Bank and will then exchange such stock for membership interests in Mutual Company (the "Exchange").

     Simultaneously with the Reorganization, Stock Company will offer to sell additional shares of its common stock pursuant to the Plan, with priority subscription rights granted in descending order of priority to certain members of Mutual Bank, the Bank's employee stock ownership plan, other members of Mutual Bank and, perhaps, certain members of the general public.

     In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan and the Prospectus and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have also relied, without independent verification, upon the representations of Mutual Bank contained in the Bank's letter to us letter dated , 1998. We have assumed that such representations are true and that the parties to the Reorganization will act in accordance with the Plan. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.



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            , 1998                                                       Page 3.


     Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law -

     (a) as regards the Conversion:

     (1)  the  Conversion  will  constitute  a   reorganization   under  section
368(a)(1)(F) of the Code, and the Bank (in either its status as Mutual Bank or Stock Bank) will recognize no gain or loss as a result of the Reorganization;

     (2) the basis of each asset of Mutual Bank held by Stock Bank immediately after the Conversion will be the same as Mutual Bank's basis for such asset immediately prior to the Conversion;

     (3) the holding period of each asset of Mutual Bank held by Stock Bank immediately after the Conversion will include the period during which such asset was held by Mutual Bank prior to the Conversion;

     (4) for purposes of Code section 381(b), Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the Reorganization and the tax attributes of Mutual Bank (subject to application of Code sections 381, 382, and 384), including Mutual Bank's bad debt reserves and earnings and profits, will be taken into account by Stock Bank as if the Reorganization had not occurred;

     (5) Mutual Bank Members will recognize no gain or loss upon their constructive receipt of shares of Stock Bank common stock solely in exchange for their interest (i.e., liquidation and voting rights) in Mutual Bank;

     (6) a Mutual Bank Member's basis in the shares of Stock Bank common stock constructively received in the Conversion will be the same as the basis of the Mutual Bank interest constructively surrendered in exchange therefor;

     (7) a Mutual Bank Member's holding period for the shares of Stock Bank common stock constructively received in the Conversion will include the holding period of the Mutual Bank interest constructively surrendered in exchange therefor; and

     (8) no gain or loss will be recognized by depositors of Mutual Bank upon the issuance to them of deposits in Stock Bank in the same dollar amount as their deposits in Mutual Bank.

     (b) as regards the Exchange:

     (9) the Exchange will qualify as an exchange of property for stock under Code section 351;

     (10) the shareholders of Stock Bank (the former Mutual Bank Members) will recognize no gain or loss upon the transfer to Mutual Company of the shares of Stock Bank common stock they



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            , 1998                                                       Page 4.


constructively received in the Conversion in exchange for interests (i.e., liquidation and voting rights) in Mutual Company;

     (11) the basis of the interest in Mutual Company received by each shareholder of Stock Bank in exchange for such shareholder's shares of Stock Bank common stock will be equal to the basis of such shares of Stock Bank common stock;

     (12) the holding period of the interest in Mutual Company received by each shareholder of Stock Bank will, as of the date of the Exchange, be the same as the holding period of the shares of Stock Bank common stock transferred in exchange therefor, provided such shares of Stock Bank common stock were held as a capital asset on the date of the Exchange;

     (13) Mutual Company will recognize no gain or loss upon its receipt from the shareholders of Stock Bank of shares of Stock Bank common stock in exchange for interests in Mutual Company;

     (14) Mutual Company's basis for each share of Stock Bank common stock received from a shareholder of Stock Bank in exchange for an interest in Mutual Company will be the equal to the basis of such share of common stock in the hands of such Stock Bank shareholder; and

     (15) Mutual Company's holding period for each share of Stock Bank common stock received from a shareholder of Stock Bank in exchange for an interest in Mutual Company will, as the date of the Exchange, be the same as the holding period of such shares in the hands of such Stock Bank shareholder.

     (c) as regards the offering under the Stock Issuance Plan:

     (16) no gain or loss will be recognized by Stock Bank upon the sale of shares of Stock Bank common stock under the Stock Issuance Plan;

     (17) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of nontransferable subscription rights to purchase shares of Stock Bank common stock under to the Stock Issuance Plan, provided that the amount to be paid for such shares is equal to the fair market value of such shares;

     (18) the basis to the shareholders of shares of Stock Bank common stock purchased under the Stock Issuance Plan pursuant to such subscription rights will be the amount paid therefor and the holding period for such shares will begin on the date on which such subscription rights are exercised.

     In rendering our opinion in (17), above, and our opinion regarding the tax basis of shares of Stock Bank common stock in (18), above, we have relied, without independent verification, on the opinion of RP Financial, LC that the nontransferable subscription rights have no value.

     This opinion is given solely for the benefit of the parties to the Plan, the shareholders of Stock Bank and Eligible Account Holders, Supplemental Eligible Account Holders and other investors who purchase shares pursuant to the Stock Issuance Plan, and may not be relied upon by any other party or



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            , 1998                                                       Page 5.


entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Form MHC-1 to be filed with the Office of Thrift Supervision and to the references to us in the Prospectus under "The Reorganization - Federal and State Tax Consequences of the Reorganization."

                                                       Very truly yours,

                                                       THACHER PROFFITT & WOOD


                                                       By: